Exhibit 4.8

HOSPITALITY PROPERTIES TRUST
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
Authentication Order

January 13, 2017
U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Department
Dear Sirs:
We have heretofore delivered to you, or deliver herewith, the following items pursuant to the Indenture, dated as of February 25, 1998 (the “Base Indenture”), and the Supplemental Indenture No. 15, dated as of June 6, 2013 (the “Supplemental Indenture”), each between Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), and you, as successor Trustee:
1.    The Officers’ Certificate relating to the Supplemental Indenture and the Company’s 4.500% Senior Notes due 2023 (the “Notes”) required by and in accordance with Sections 102, 303 and 901 of the Base Indenture, having attached thereto the resolutions of the Board of Trustees of the Company or duly authorized committee thereof relating to the Notes, required by Sections 301, 303 and 901 of the Base Indenture.
2.    The Opinion of Counsel, as defined in the Base Indenture, relating to the Notes required by and in accordance with Sections 102 and 303 of the Base Indenture.
3.    Certificate representing $200,000,000 aggregate principal amount of Notes, which will be part of the same series of Notes as the $300,000,000 aggregate principal amount of the Notes issued by the Company on June 6, 2013, executed by the proper officers of the Company as provided in the Supplemental Indenture.
Pursuant to Section 303 of the Base Indenture, you are hereby requested to (i) authenticate, in the manner provided by the Base Indenture, a certificate in global form representing $200,000,000 aggregate principal amount of Notes registered in the name of “CEDE & CO.”, as requested by Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives (in such capacity, the “Representatives”) of the underwriters

(the “Underwriters”) named in Schedule A to the Underwriting Agreement, dated as of January 10, 2017, between the Company and the Underwriters, and (ii) when the Notes have been so authenticated and registered, hold the Notes as custodian for The Depository Trust Company, as instructed by one or more of the Representatives.

[Remainder of Page Left Blank Intentionally; Signature Page Follows Immediately]
Very truly yours,
HOSPITALITY PROPERTIES TRUST
By: /s/ John G. Murray
John G. Murray
President and Chief Operating Officer
By: /s/ Mark L. Kleifges
Mark L. Kleifges
Chief Financial Officer and Treasurer

RECEIPT of the Notes is hereby
acknowledged:
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: /s/ David W. Doucette
Name:     David W. Doucette
Title:     Vice President
Dated: January 13, 2017